Exhibit 99.1

IRADIMED CORPORATION Announces FDA 510(k) Clearance of MRI Compatible Patient Vital Signs Monitor

Winter Springs, Florida, October 26, 2017 — IRADIMED CORPORATION (NASDAQ:IRMD), today announced FDA 510(k) clearance of its 3880 Magnetic Resonance Imaging (“MRI”) compatible patient vital signs monitoring system.

“We are excited to announce receipt of FDA 510(k) clearance and launch our revolutionary MRI compatible patient vital signs monitoring system to U.S. customers. The Iradimed 3880 monitor’s compact non-magnetic design positions Iradimed as the only company in the world with a MRI compatible patient monitor that can be used to transport patients from the critical care departments of hospitals to the MRI scanner room and back to critical care without an interruption in vital signs monitoring. It has an easy-to-use design and unique wireless tablet remote control that allows for the effective communication of vital signs information to clinicians,” said Roger Susi, President and Chief Executive Officer of the Company.

The IRADIMED 3880 introduces a compact and lightweight design to the MRI compatible patient vital signs monitoring market, facilitating the transportation of patients from their critical care unit, to the MRI and back, resulting in increased patient safety through uninterrupted vital signs monitoring and decreasing the amount of time critically ill patients are away from critical care units. It is the smallest, most portable MRI monitor on the market.

The Iradimed 3880 MRI compatible patient vital signs monitoring system has been designed with non-magnetic components and other special features in order to safely and accurately monitor a patient’s vital signs during various MRI procedures. The IRADIMED 3880 monitor is rated for operations in magnetic fields up to 30,000 gauss, which means it can operate virtually anywhere in the MRI scanner room.

“With the 3880 monitor’s record setting 30,000 gauss rating, non-magnetic design, small form factor and optional tablet that allows for the remote viewing of patient vital signs and control of the monitoring unit from the MRI control room, the Iradimed 3880 brings a unique and fresh solution to the MRI patient monitoring market,” said Susi.

The features of the IRADIMED 3880 include: wireless ECG with dynamic gradient filtering; wireless SpO2 using Masimo® algorithms; respiratory CO2; non-invasive blood pressure; patient temperature, and; optional advanced multi-gas anesthetic agent unit featuring continuous Minimum Alveolar Concentration measurements.

About IRADIMED CORPORATION

IRADIMED CORPORATION is a leader in the development of innovative MRI compatible medical devices. We are the only known provider of non-magnetic intravenous (IV) infusion pump systems that are specifically designed to be safe for use during magnetic resonance imaging (MRI) procedures. We were the first to develop an infusion delivery system that largely eliminates many of the dangers and problems present during MRI procedures. Our patented MRidium® MRI compatible IV infusion pump system has been designed with a non-magnetic ultrasonic motor, uniquely-designed non-ferrous parts and other special features in order to safely and predictably deliver anesthesia and other IV fluids during various MRI procedures. Our pump solution provides a seamless approach that enables accurate, safe and dependable fluid delivery before, during and after an MRI scan, which is important to critically-ill patients who cannot be removed from their vital medications, and children and infants who must generally be sedated in order to remain immobile during an MRI scan.

For more information please visit www.iradimed.com.

Media Contact:

Chris Scott

Chief Financial Officer

IRADIMED CORPORATION

(407) 677-8022

InvestorRelations@iradimed.com